EXHIBIT 21

List of Subsidiaries

Par Pharmaceutical Companies, Inc.

Entity	Jurisdiction of Organization	Percentage of Voting Securities Owned by Its Immediate Parent
Par Pharmaceutical, Inc.	Delaware	100%
PRX Pharmaceuticals, Inc.	Delaware	100%
PRI-Research, Inc.	Delaware	100%
Par Pharma Group, Ltd.	Delaware	100%
ParCare Ltd.	New York	100%
Par SVC, LLC.	New York	100%
Kali Laboratories, Inc.	New Jersey	100%

Par Pharmaceutical, Inc.

Entity	Jurisdiction of Organization	Percentage of Voting Securities Owned by Its Immediate Parent
Par, Inc.	Delaware	100%
Nutriceutical Resources, Inc.	New York	100%